Exhibit 5
[Celanese Letterhead]

April 25, 2012
Board of Directors
Celanese Corporation
222 West Las Colinas Blvd., Suite 900N
Irving, Texas 75039

Re: Registration Statement on Form S-8 (Registration Statement) for up to 9,145,018 Shares of Common Stock under the Celanese Corporation 2009 Global Incentive Plan, as amended and restated

Ladies and Gentlemen:

As Vice President, Deputy General Counsel and Assistant Corporate Secretary of Celanese Corporation, a Delaware corporation (Corporation), I am familiar with the Celanese Corporation 2009 Global Incentive Plan, as amended and restated (Plan), and the proposed issuance of up to 9,145,018 shares (Shares) of Series A Common Stock, $0.0001 par value per share, of the Corporation pursuant to the Plan and the Registration Statement. I have also made such further investigations as I have deemed necessary to express the opinions herein stated.

Based upon the foregoing, and assuming compliance with applicable federal and state securities laws, I am of the opinion that (i) the Shares have been duly and validly authorized by the Corporation, and (ii) the Shares, when hereafter issued upon the grant (or payout, as applicable) of stock or other stock settled awards or upon the exercise of stock options granted in accordance with the terms of the Plan and any applicable award agreement, against payment in full of the exercise price therefor, if any, established in accordance with the Plan, will be duly and validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, I have advised you that I am a member of the Bar of the State of Texas, and that I have not examined the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America, and I express no opinion concerning the applicability or effect of the laws of any other jurisdiction. This opinion is based on my knowledge of the facts and law as of the date hereof, and I assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to my attention or to reflect any changes in any law that may hereafter occur or become effective.

I consent to the use of this opinion as an Exhibit to the Registration Statement, and to any references to me in such Registration Statement and any Prospectus prepared in connection therewith.

Very truly yours,
/s/ JAMES R. PEACOCK III
James R. Peacock III
Vice President, Deputy General Counsel and
Assistant Corporate Secretary